Exhibit 1.1

FINANCIAL INTERMEDIARY AGREEMENT

THIS FINANCIAL INTERMEDIARY AGREEMENT (this “Agreement”), dated as of             , by and between SolarCity Corporation (“SolarCity”), and                     (“the Financial Intermediary”), governs the purchase and/or distribution of the Solar Bonds, as defined below, by the Financial Intermediary until the termination of this Agreement pursuant to Section 2 hereof.

R E C I T A L S:

SolarCity is issuing bonds called “Solar Bonds” pursuant to a prospectus and, with respect to each series, a series-specific prospectus supplement. These documents are or will be filed with the Securities and Exchange Commission (“SEC”) and are or will be available on SolarCity’s Solar Bonds website (solarbonds.solarcity.com) (the “Website”) as well as on the SEC’s website (www.sec.gov).

SolarCity is selling the Solar Bonds through the Website directly to investors and indirectly to investors through certain entities that will purchase Solar Bonds as principal or as agent with a view to distributing the Solar Bonds to their clients.

The Financial Intermediary would like to access the Website and purchase Solar Bonds through the Website as principal or as agent with a view to distributing the Solar Bonds to its clients.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Access to and Purchase of Solar Bonds through the Website. The Financial Intermediary’s ability to access the Website for the purpose of purchasing Solar Bonds either as principal or as agent and its ability to purchase the Solar Bonds is conditioned on the following provisions.

(a) The Financial Intermediary is registered as a broker-dealer and/or an investment adviser with the SEC and the appropriate states or is not required to be register as a broker-dealer and/or investment adviser because it does not fall within the relevant classification or is excluded or exempt from registration. The Financial Intermediary holds the licenses necessary to purchase and sell the Solar Bonds.

(b) Neither the Financial Intermediary nor any of its officers, directors, employees, agents or affiliates is subject to a statutory disqualification pursuant to any provision of Section 203(e) or Section 203(f) of the Investment Advisers Act of 1940 or Section 3(a)(39) of the Securities Exchange Act of 1934.

(c) The Financial Intermediary accepts all responsibilities with respect to its clients and their ability to invest in Solar Bonds, including “know your customer” requirements, suitability requirements, anti-money laundering requirements, and requirements under the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). The Financial Intermediary acknowledges and agrees that SolarCity is not responsible for these requirements.

(d) The Financial Intermediary acknowledges and understands that SolarCity will only provide electronic versions of the Solar Bond prospectus to the Financial Intermediary. SolarCity authorizes the Financial Intermediary to distribute the electronic version of the prospectus to the Financial Intermediary’s clients.

(e) The Financial Intermediary accepts all responsibilities under the federal securities laws with respect to the delivery of the Solar Bond prospectus to its clients.

(f) The Financial Intermediary acknowledges that it is not authorized to communicate anything to its clients or any other persons about the Solar Bonds other than the information contained in the Form S-3 registration statement and relevant prospectus supplement(s).

(g) The Financial Intermediary agrees that it will not take any actions with respect to the Solar Bonds that would cause the distribution of the Solar Bonds to be illegal and in connection with its purchase and/or sale of the Solar Bonds will comply with all applicable federal, state, local and foreign laws.

(h) The Financial Intermediary accepts all responsibilities under the U.S. Internal Revenue Code of 1986, as amended (“Code”) and regulations and guidance thereunder with respect to its clients for tax reporting and withholding in connection with the Solar Bonds.

(i) The Financial Intermediary will ensure that no more than 25% of all assets used to purchase Solar Bonds on its own behalf or on behalf of its clients will be attributable to a “benefit plan investors.” The term “benefit plan investor” is defined by the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to include (i) any employee benefit plan that is subject to the fiduciary responsibility standards and prohibited transaction restrictions of part 4 of Title I of ERISA, (ii) any plan to which Section 4975 of the Code applies, and (iii) a private investment fund or other entity whose assets are treated as “plan assets” for purposes of ERISA and Section 4975 of the Code. In addition, assets of the general account of an insurance company may, in certain circumstances, be treated as “plan assets” for purposes of ERISA and Section 4975 of the Code.

(j) The Financial Intermediary represents that it is not, and is not acting directly or indirectly, on behalf of persons on the list of specially designated nationals and blocked persons and persons, foreign countries and territories that are subject of U.S. sanctions administered by the U.S. Treasury Department’s OFAC.

(k) The Financial Intermediary will be responsible for all sub-accounting with respect to its clients and will not provide any information to SolarCity, and SolarCity will not accept any information from the Financial Intermediary, regarding the identity or other information about the Financial Intermediary’s clients.

(l) After allocating Solar Bonds to the Financial Intermediary’s clients, the Financial Intermediary may reallocate or resell the Solar Bonds among its clients without triggering the transfer restrictions set forth on the Solar Bonds and without notifying SolarCity or any transfer or registrar agents engaged by SolarCity to manage Solar Bonds records of such reallocations and resales. If the Financial Intermediary reallocates or resells Solar Bonds to another financial institution or its clients, such reallocations and resales will be subject to the transfer restrictions set forth on the Solar Bonds and must be reported to SolarCity or any transfer or registrar agents engaged by SolarCity to manage Solar Bonds records.

(m) Notwithstanding any other provision of this Agreement, SolarCity shall not have any responsibility or obligation to accept any purchase request from the Financial Intermediary.

(n) The Financial Intermediary agrees to immediately provide SolarCity with notice if, at any time while this Agreement is in effect, any of the provisions in Section 1 cease to be true or is discovered to be untrue, or if an inquiry or investigation is commenced that could lead to any such results, or if it is unable to comply with any of the provisions specified herein.

2. Termination; Amendment.

(a) This Agreement shall become effective on the date hereof and, subject to earlier termination as provided in Section 2(b), shall remain in effect until terminated by either the Adviser or the Financial Intermediary upon 30 days’ notice to the other party.

(b) If (i) the Financial Intermediary fails to comply with any of the provisions of Section 1 of this Agreement, or (ii) any of the provisions set forth in Section 1 of this Agreement become inaccurate as to the Financial Intermediary, then SolarCity may, in its sole discretion, immediately terminate this Agreement.

(c) This Agreement may only be amended by a written instrument executed by SolarCity and the Financial Intermediary or by the Financial Intermediary’s electronic indication of assent to amendments to this Agreement that are communicated by SolarCity to the Financial Intermediary.

3. Indemnification. The Financial Intermediary shall indemnify and hold harmless SolarCity against and from any and all liabilities, damages, costs and expenses (including reasonable attorney’s fees and expenses) (collectively, “Damages”) made against or incurred by SolarCity from any third party source resulting from the activities described hereunder or otherwise relating to this Agreement, except to the extent any Damages result from SolarCity’s negligence, bad faith, willful misconduct, breach of this Agreement, or direct violation of any applicable law or regulation.

4. Assignment. This Agreement may not be assigned, including by operation of law, in whole or in part, by either party without prior written consent of the other, and any purported assignment in violation of this provision shall be void.

5. Applicable Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the choice of law or conflict of law provisions thereof. If SolarCity and the Financial Intermediary are unable to resolve any dispute through good faith negotiations, then either party may, but shall not be obligated to, initiate non-binding mediation of the dispute with the assistance of a neutral arbitrator belonging to and under the rules of the CPR Institute for Dispute Resolution. The party requesting the mediation shall arrange for mediation services, subject to the approval of the other party, which shall not be unreasonably withheld, conditioned or delayed. Mediation shall take place in San Mateo County, California during reasonable business hours and upon reasonable advance notice. Mediation may be scheduled to begin at any time, but with at least 15 calendar days’ written notice to all parties. If one party initiates mediation, the parties (a) shall participate in the mediation in good faith and shall devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute; and (b) shall not pursue other remedies while such mediation is proceeding. If the parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by the parties. If no such agreement can be reached after good faith negotiation (and, if applicable, mediation) prior to 120 days following the date the dispute was first memorialized in writing, either party may bring suit in any state or federal court located in San Mateo County, California to resolve the matter. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. The decision of the trial court shall be nonappealable, binding and conclusive upon the parties. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

6. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

7. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the same subject matter, whether oral or written.

8. Notices. Any notice required or permitted to be given under this Agreement shall be in writing, including by e-mail and through the Website, and shall be deemed duly given immediately after being sent by e-mail or personally delivered to the party to whom it is directed, or three days after being deposited in the United States mail, registered or certified, postage prepaid and addressed to the address set forth below or to any other address a party states in writing shall be used for notices:

(a) if to SolarCity at:

SolarCity Corporation

3055 Clearview Way

San Mateo, CA 94402

Attn: Solar Bonds by SolarCity

Email: solarbonds@solarcity.com

(b) if to the Financial Intermediary to the address, including e-mail address, provided by the Financial Intermediary through the Website.

9. Headings. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

10. Assent and Enforceability. This Agreement will be binding on the Financial Intermediary immediately upon its providing to SolarCity an indication of the Financial Intermediary’s assent to this Agreement, which assent may be provided electronically, including, but not limited to, by email. Such assent will bind the Financial Intermediary to the terms of this Agreement and will be as effective and enforceable as if the Financial Intermediary had executed and delivered to SolarCity a written copy of this Agreement. After providing its indication of assent to this Agreement, the Financial Intermediary agrees that it will not make any claim that this Agreement is unenforceable against the Financial Intermediary based on the fact that the Financial Intermediary did not execute and deliver to SolarCity a written copy of this Agreement or based on the fact that SolarCity did not execute and deliver to the Financial Intermediary a written copy of this Agreement.

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